EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption  “Experts” in the Registration Statement (Form F-3), and related Prospectus of Gilat Satellite Networks Ltd. for the registration of 3,000,000 of its ordinary shares and to the incorporation by reference therein of our report dated February 16, 2004, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
March 24, 2004